Exhibit 10.1
THE HOME DEPOT, INC.

EQUITY AWARD TERMS AND CONDITIONS AGREEMENT
Executive Officers – U.S.

GRANTED TO:            <NAME>
GRANT DATE:            <DATE>

GRANT TYPE:            Nonqualified Stock Option Award
VESTING SCHEDULE:        25% on 2nd, 3rd, 4th, and 5th Anniversaries of the Grant Date
NUMBER OF SHARES OF THE HOME DEPOT, INC. COMMON STOCK:    <X,XXX>
OPTION PRICE PER SHARE:     <$AMOUNT>
    EXPIRATION DATE: <DATE>

GRANT TYPE:            Performance-Based Restricted Stock Award
VESTING SCHEDULE:        50% on 30th Month Anniversary of the Grant Date,
and 50% on 60th Month Anniversary of the Grant Date

NUMBER OF SHARES OF THE HOME DEPOT, INC. COMMON STOCK:    <X,XXX>
GRANT TYPE:            Performance Share Award
VESTING SCHEDULE:        Performance Period of 3 Fiscal Years Beginning with <YEAR>
PERFORMANCE PERIOD:    <YEAR-YEAR>
NUMBER OF SHARES OF THE HOME DEPOT, INC. COMMON STOCK: Target Award: <X,XXX>

In recognition of the value of your continued service as a key employee, The Home Depot, Inc., a Delaware corporation, on and as of the date specified above (the “Grant Date”), hereby grants to you, an employee of The Home Depot, Inc. or one of its subsidiaries, affiliates, or related entities (collectively the “Company”), pursuant to this Equity Award Terms and Conditions Agreement (this “Award Agreement”), the following awards (individually referred to as the “Award” and collectively referred to as the “Awards”), a summary of which has been delivered to you:
•A non-qualified stock option award (the “Option”) to purchase from the Company the above-stated number of shares of Common Stock at the price per share stated above (the “Option Price”), which Option will expire on the expiration date stated above (the “Expiration Date”), unless it expires earlier in accordance with the terms and conditions described below;

•A performance-based restricted stock award of the above-stated number of shares of Common Stock (“Restricted Stock”) subject to the terms and conditions described below; and

•A performance share award (the “Performance Shares”) of up to 200% of the above-stated Target Award, which may be earned in accordance with the performance vesting and other terms and conditions described below.

In addition to the terms and conditions set forth herein, the Award is subject to and governed by the terms and conditions set forth in the Company’s Omnibus Stock Incentive Plan, as Amended and Restated May 19, 2022 (the “Plan”), a summary of which has been delivered to you, and the Plan is incorporated herein by reference. Unless defined in the Award Agreement or the context otherwise requires, capitalized terms used in this Award Agreement will have the meanings set forth in the Plan.

You will be deemed to have accepted, and agree to comply with, all the terms and conditions of this Award Agreement upon your acceptance of the Award(s) granted herein.

A.NONQUALIFIED STOCK OPTION TERMS AND CONDITIONS

1.Vesting. The Option will become exercisable in installments, as follows: 25% of the total number of shares subject to the Option will become exercisable on each of the second (2nd), third (3rd), fourth (4th), and fifth (5th) anniversaries of the Grant Date.

2.Change in Employment Status; Termination for Cause. If (a) your employment with the Company terminates for reasons other than death, Disability, or Retirement, (b) you violate Section D.6.(a), D.6.(c), D.7.(a), D.7.(b), or D.7. (c) of this Award Agreement, or (c) your employment is terminated for Cause, then all Option shares granted to you pursuant to this Award that have not become exercisable as of your Termination Date will immediately lapse. Option shares that are exercisable as of your Termination Date will lapse unless exercised within a period of three (3) months from your Termination Date. Upon attaining Retirement Eligibility, all Option shares that are not exercisable will continue to vest according to the schedule set forth in Section A.1. of this Award Agreement, and all Option shares will remain exercisable until the Expiration Date. Upon your death or the termination of your employment by reason of Disability, all Option shares will immediately become fully exercisable as of the date of death or termination on account of Disability and will lapse unless exercised within a period of one (1) year from the date of death or your Termination Date. In no event will the above time periods extend beyond the Expiration Date. After attaining Retirement Eligibility, if you violate Section D.6.(a), D.6.(c), D.7.(a), D.7.(b), or D.7.(c) of this Award Agreement, are discharged for Cause, or the Company discovers after your Termination Date that grounds existed for Cause as of your Termination Date, all Option shares, whether presently exercisable or not, will immediately lapse and become null and void on and as of the earlier of (a) your Termination Date, (b) or if applicable, the date of such violation of Section D.6.(a), D.6.(c), D.7.(a), D.7.(b), or D.7.(c).

3.Change in Control. All unvested options will vest immediately upon your termination of employment without Cause within twelve (12) months following the occurrence of a Change in Control and will remain exercisable until the Expiration Date.

4.Exercise of the Option. You may exercise the vested portion of your Option in whole or in part (but in no event with respect to a fractional share) from time to time until the Expiration Date. In order to exercise your Option, you must provide written notice of exercise to the Company, specifying the number of shares to be purchased, the Option Price of each share, and the aggregate Option Price for all shares being purchased under such Option. This notice must be accompanied by payment of the aggregate Option Price for the number of shares purchased. Such exercise (subject to Section D.5. hereof) will be effective upon the actual receipt of such payment and notice to the Company. The aggregate Option Price for all shares purchased pursuant to an exercise of the Option may be paid by check payable to the order of the Company or shares of Common Stock held by you for at least six (6) months, the fair market value of which at the time of such exercise is equal to the aggregate Option Price (or portion thereof to be paid with previously owned shares of Common Stock). In addition, the aggregate Option Price for all shares purchased pursuant to your exercise of the Option may be paid from the proceeds of sale through a bank or broker on the date of exercise of some or all of the shares to which the exercise relates. Payment of the Option Price in shares of Common Stock may be made by delivering properly endorsed stock certificates to the Company or otherwise causing such Common Stock to be transferred to the account of the Company, either physically or through attestation. The Company may, in its discretion, require that you furnish, along with the notice of exercise, such documents as the Company deems necessary to assure compliance with applicable rules and regulations of any stock exchange or governmental authority. No rights or privileges of a shareholder of the Company in respect to such shares issuable upon the exercise of any part of the Option will accrue to you unless and until such shares have been registered in your name.

5.Transferability. Except as otherwise provided in the Plan, the Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or under the laws of descent and distribution, whether by the operation of law or otherwise. An option may be exercised, during your lifetime, only by you or your legal representative. You may, however, transfer the Option, in whole or in part, to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of you and/or your Family Members, a partnership or other entity in which all the beneficial owners are you and/or your Family Members, or any other entity affiliated with you that may be approved by the Committee. Upon any attempt to do anything prohibited by this paragraph, the Option will immediately become null and void.

B.PERFORMANCE-BASED RESTRICTED STOCK TERMS AND CONDITIONS

1.Restrictions. To the extent not previously forfeited as provided in Section B.2., the Restricted Shares will vest and become transferable as follows: 50% of the shares granted will vest and become transferable upon the 30th month anniversary of the Grant Date; and 50% of the shares granted will vest and become transferable upon the 60th month anniversary of Grant Date, provided that if Company operating profit (as defined under the Company’s Management Incentive Plan), for the fiscal year in which this Award is granted, is less than 90% of the target operating profit under the Company’s Management Incentive Plan in which you participate for such fiscal year, as certified by the Committee, all Restricted Shares granted to you pursuant to this Award will be forfeited on the date of such certification by the Committee. Restricted Shares that have not vested may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.

2.Change in Employment Status or Change in Control; Termination for Cause. If (a) your employment with the Company terminates for reasons other than death, Disability, or Retirement, (b) you violate Section D.6.(a), D.6.(c), D.7.(a), D.7.(b), or D.7.(c) of this Award Agreement, or (c) your employment is terminated for Cause, then all Restricted Shares granted to you pursuant to this Award that have not yet become vested and transferable as of your Termination Date will be immediately forfeited. Upon attaining Retirement Eligibility, all unvested Restricted Shares will continue to vest in accordance with the vesting conditions set forth in Section B.1. of this Award Agreement, provided that a sufficient number of shares will vest at the time your Restricted Shares become taxable to cover applicable tax withholding required pursuant to Section D.2.; further provided, that if after attaining Retirement Eligibility, you violate Section D.6.(a), D.6.(c), D.7.(a), D.7.(b), or D.7.(c) of this Award Agreement, are discharged for Cause, or the Company discovers after the termination of your employment that grounds existed for Cause at your Termination Date, all unvested Restricted Shares (including shares that are continuing to vest as provided above) will be immediately forfeited. Notwithstanding any other provision of this Award Agreement, in the event the Company terminates your employment without Cause within twelve (12) months after a Change in Control, or in the event of employment termination on account of your death or Disability, any unvested Restricted Shares will immediately vest and become transferable by you or your estate.
3.Establishment of an Account. Within a reasonable time after the date of this Award, the Company will instruct its broker to establish an account representing the Restricted Shares in your name effective as of the Grant Date, provided that the Company will retain control of such account until the Restricted Shares have become vested in accordance with the Award.

4.Shareholder Rights. Upon the effective date of the account entry pursuant to Section B.3., you will have all of the rights of a shareholder with respect to the Restricted Shares, including the right to vote the shares and to receive all dividends or other distributions paid or made available with respect to such shares, provided, however, that prior to a certification by the Committee that the Company has achieved the operating profit target set forth in Section B.1., all dividends will be accumulated, and upon such certification, will be paid to you in cash, without interest, within 90 days following such certification. Notwithstanding the foregoing, any stock dividends or other in-kind dividends or distributions will be held by the Company until the related Restricted Shares have become vested in accordance with this Award and will remain subject to the forfeiture provisions applicable to the Restricted Shares to which such dividends or distributions relate.

5.Transferability. Except as otherwise provided in this Section B., the Restricted Shares cannot be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, whether by the operation of law or otherwise. Subsequent transfers of the Restricted Shares will be prohibited except in accordance with this Section B. Any attempted transfer of the Restricted Shares prohibited by this Section B.5. will be null and void.

C.PERFORMANCE SHARE TERMS AND CONDITIONS

1.Performance Vesting.

    (a)    Average Operating Profit. Up to <XX>% of the Performance Share Target Award may be earned upon achievement of the Average Operating Profit target for the Performance Period. Each year’s actual target value will be set following the conclusion of the prior year by applying the pre-approved target growth rates, shown below, to actual results and calculating the next year’s target. Each year’s performance against target will be calculated and actual performance for each of the three years will be averaged for use in calculating the payout percentage.

	Prior Year Actual	Fiscal Year 1	Fiscal Year 2	Fiscal Year 3
Operating Profit $ (% vLY)	[$ in Millions]	[ -- ]	[ -- ]	[ -- ]

Average Operating Profit	Threshold (<XX>% of Target)	Target	Maximum (<XX>% of Target)
Payout as a % of Target	<XX>%	<XX>%	<XX>%

The Committee will certify Average Operating Profit and vest any earned Performance Shares as soon as administratively practical, but not later than the 90th day following the end of the Performance Period. The percentage of the Performance Share Target Award earned between Threshold and Target and Target and Maximum is based on interpolation.
(b)    Average ROIC. Up to <XX>% of the Performance Share Target Award may be earned upon achievement of the Average ROIC target for the Performance Period. Each year’s actual target value will be set following the conclusion of the prior year by applying the pre-approved target growth rates, shown below, to actual results and calculating the next year’s target. Each year’s performance against target will be calculated and actual performance for each of the three years will be averaged for use in calculating the payout percentage.

	Prior Year Actual	Fiscal Year 1	Fiscal Year 2	Fiscal Year 3
ROIC % (bps vLY)	[%]	[ -- ]	[ -- ]	[ -- ]

Average Operating Profit	Threshold (<XX>% of Target)	Target	Maximum (<XX>% of Target)
Payout as a % of Target	<XX>%	<XX>%	<XX>%
The percentage of the Performance Share Target Award earned between Threshold and Target and Target and Maximum is based on interpolation. The Committee will certify Average ROIC and vest any earned Performance Shares as soon as administratively practical, but not later than the 90th day following the end of the Performance Period.

2.Delivery of Shares. The number of shares of Common Stock that you earn under this Section C. will be delivered to you as soon as administratively practicable, but not later than the 90th day following the end of the Performance Period. Before such delivery, the Committee will certify in writing the number of Performance Shares that you have earned. No fractional shares will be delivered pursuant to this Award and any fractional shares earned will be paid in cash.

3.Employment Termination. If (a) your employment with the Company terminates during the Performance Period for reasons other than death, Disability, or Retirement as provided in Section C.4. below, (b) you violate Section D.6.(a), D.6.(c), D.7.(a), D.7.(b), or D.7.(c) of this Award Agreement, or (c) your employment is terminated for Cause, then this Performance Share award will be immediately forfeited.

4.Death, Disability or Retirement; Termination for Cause. If your employment with the Company terminates during the Performance Period, because of your death, Disability, or Retirement, in each case at or after Retirement Eligibility, you will be entitled to all of the Performance Shares earned in accordance with Section C.1., determined at the end of the Performance Period. Such shares will be delivered to you (or your estate) as soon as administratively practicable, but not later than December 31, after the end of the Performance Period. If your employment with the Company terminates during the Performance Period due to your death or Disability before Retirement Eligibility, you will be entitled to a prorated portion of the Performance Shares earned in accordance with Section C.1., determined at the end of the Performance Period and based on the ratio of the number of days you are employed during the Performance Period to the total number of days in the Performance Period. Such payments will be paid to you (or your estate) as soon as administratively practicable, but not later than December 31, after the end of the Performance Period. Notwithstanding the foregoing, if you violate Section D.6.(a), D.6.(c), D.7.(a), D.7.(b), or D.7.(c) of this Award Agreement, are discharged for Cause, or the Company discovers after the termination of your employment that grounds existed for Cause as of your Termination Date, then all Performance Shares will be immediately forfeited.

5.Change in Control. Unless previously forfeited, the Performance Share award will vest upon your termination of employment without Cause, as defined below, within twelve (12) months following the occurrence of a Change in Control in that number of Performance Shares determined as follows: (i) the number of Performance Shares that would have been earned under Section C.1., treating the date of the Change in Control as the last day of the Performance Period and prorating the Performance Share award based on the ratio of the number of days during the Performance Period before the Change in Control to the total number of days in the Performance Period absent such Change in Control; plus (ii) the number of Performance Shares representing the Performance Share Target Award and prorating the Performance Share Target Award based on the ratio of the number of days during the Performance Period after the Change in Control to the total number of days in the Performance Period absent such Change in Control. As soon as administratively practicable, but not later than the 90th day after your Termination Date, the Company will deliver to you one share of Common Stock for each such vested Performance Share, which payment will be in lieu of any payment under Section C.1.

6.Transferability. The Performance Shares may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, whether by the operation of law or otherwise. Any attempted transfer of the Performance Shares prohibited by this Section C.6. will be null and void.

7.Adjustment for Dividends. Upon the payment of any cash dividend on the Common Stock before the Company’s broker establishes an account in your name representing the earned Performance Shares, the number of performance shares will be increased by the number obtained by dividing (x) the aggregate amount of the dividend that would be payable if each Performance Share were issued and outstanding and entitled to dividends on the dividend payment date, by (y) the closing stock price of the Common Stock on the dividend payment date.

8.Performance Share Definitions.
a)“Average Operating Profit” means the Company’s average Operating Profit for the Performance Period, determined by adding the Operating Profit for each fiscal year during the Performance Period (based on each year’s respective weeks basis commencing at the start of the fiscal year) and dividing by three.
b)“Average ROIC” means the Company’s average ROIC for the Performance Period, determined by adding the ROIC for each fiscal year during the Performance Period (based on each year’s respective weeks basis commencing at the start of the fiscal year) and dividing by three.

c)“Operating Profit” means, for any fiscal year, “operating profit” as defined by the Committee for the Company’s Management Incentive Plan for that fiscal year.
d)“Performance Period” means the Company’s three (3) consecutive fiscal years commencing with the first day of the fiscal year of the Grant Date shown on page one.
e)“Performance Share” means a bookkeeping entry that records the equivalent of one (1) share of Common Stock.
f)“Performance Share Target Award” means that target number of Performance Shares awarded to you pursuant to the cover page of this Award Agreement and which may be earned in accordance with Section C.1.
g)“Performance Share Maximum Award” means that maximum number of Performance Shares awarded to you pursuant to this Award Agreement and which may be earned in accordance with Section C.1., representing 200% of the Performance Share Target Award.
h)“ROIC” means, for a fiscal year, the Company’s return on invested capital, as defined by the Committee during the first 90 days of such fiscal year.

9.Rights Unsecured. You will have only the Company’s unfunded, unsecured promise to pay pursuant to the Performance Share terms. Your rights will be that of an unsecured general creditor of the Company, and you will not have any security interest in any assets of the Company.

D.GENERAL TERMS AND CONDITIONS

1.Limitation of Rights. The granting of this Award will not give you any rights to similar grants in future years or any right to be retained in the employ or service of the Company or interfere in any way with the right of the Company to terminate your employment at any time.

2.Withholding. You are responsible for all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to your Award to satisfy statutory withholding requirements. Such payment will be made by withholding shares of Common Stock then due to be delivered to you. Shares withheld or tendered as payment of required withholding will be valued at the closing price per share of the Common Stock on the date such withholding obligation arises, or if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

3.Limitation of Actions. Any lawsuit with respect to any matter arising out of or relating to this Award must be filed no later than one (1) year after the date that the Company and/or its affiliates denies your claim or any earlier date that the claim otherwise accrues.

4.Adjustments. The Award will be subject to adjustment or substitution in accordance with Section 12 of the Plan.

5.Delivery of Shares. The Company will not be required to deliver any shares, or establish an account representing such shares, pursuant to this Award if, in the opinion of counsel for the Company, such issuance would violate (i) the Securities Act of 1933 or any other applicable federal, state or foreign laws or regulations; or (ii) the requirements of any stock exchange or authority upon which the securities of the Company may then be listed or traded. Prior to the issuance of any shares pursuant to this Award, the Company may require that you (or your legal representative upon your death or Disability) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Award Agreement.

6.Your Obligations to the Company Regarding the Handling of Confidential Information, Trade Secrets, and Work Product.

a.Protection of Trade Secrets and Confidential Information of the Company. You acknowledge that through your employment with the Company, you will acquire and have access to Confidential Information of the Company. You agree to use any Confidential Information of the Company that you acquire or have access to only for the purpose of conducting and completing your duties for the Company. You agree not to use any Confidential Information of the Company in any other manner or for any other purpose. You agree that you will not disclose any Confidential Information to any third party, other than as required for the purpose of conducting or completing your duties for the Company, subject to obtaining the appropriate approvals and implementing appropriate safeguards, and you further agree to return all documents or any other item or source containing Confidential Information or any other property of the Company, to the Company immediately upon termination for any reason of your employment with the Company. This obligation shall remain in effect, both during and after your employment, for as long as the information or materials you have acquired or to which you have access retain their status as Confidential Information. This Award Agreement is not intended to, and does not, alter either the Company’s rights or your obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. You agree that the Company may prevent the use or disclosure of its Confidential Information through use of an injunction or other means and acknowledge that the Company has taken reasonable steps necessary to protect the secrecy of the Confidential Information.

b.Non-Interference with Protected Rights. Notwithstanding anything to the contrary in this Award Agreement (including but not limited to other provisions of Section D.6. or Section D.7.), or any other agreement between you and the Company, or any provision of any Company code of conduct, employee manual, policy, or similar Company document, you have the right to: (i) report, file a charge, or otherwise respond or provide information to or cooperate with an investigation into possible violations of state or federal laws or regulations within the jurisdiction of any governmental agency or entity, including but not limited to the U.S. Congress, the Department of Justice, the Securities and Exchange Commission (“SEC”) and/or its Office of the Whistleblower (www.sec.gov/whistleblower; Office of the Whistleblower Hotline at 202-551-4790), the Commodities Futures Trading Commission, any other similar office of a federal or state agency, or to the Equal Employment Opportunity Commission or any other governmental agency that investigates or enforces employment discrimination laws; (ii) report (either with or without a lawyer) possible violations of the federal securities laws or regulations to any governmental agency or entity, either anonymously or otherwise; (iii) make disclosures that are protected or required under the whistleblower provisions or other provisions of any relevant federal, state or local law or regulation; (iv) cooperate voluntarily with, or respond to any inquiry from, or provide testimony before, the SEC, or any other federal, state or local regulatory or law enforcement authority; (v) make any reports or disclosures to law enforcement or regulatory authorities, or otherwise take any of the actions described in this Section 6(b), all without prior authorization of, or notice to, the Company; (vi) use Company confidential information in making reports or disclosures, or taking any other action, described in this Section 6(b); or (vii) receive a whistleblower award or other monetary payment from a federal government agency for reporting information to such agency. For the avoidance of doubt, nothing in this agreement prevents you from discussing or disclosing information about unlawful acts in the workplace to a government agency, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

Pursuant to 18 U.S.C. § 1833(b), nothing in this Award Agreement shall be interpreted to expose you to criminal or civil liability under Federal or state trade secret law for disclosure, in confidence, of trade secrets (i) to Federal, state, and local government officials, directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided the filing is made under seal and otherwise protected from disclosure except pursuant to court order.  If you file a lawsuit for retaliation for reporting a suspected violation of law, you may disclose trade secrets to your attorney and use the trade secret information in a court proceeding, provided that you file any document containing the trade secret under seal and you do not otherwise disclose the trade secret, except pursuant to court order.

c.Ownership of “Work Product”. You acknowledge and agree that any new work product, including without limitation concepts, designs, notes, reports, documentation, drawings, computer programs (source code, object code, and listings), ideas, inventions (whether or not patentable), trade secrets, improvements, creations, scientific and mathematical models, writings, works, works of authorship (whether or not copyrightable), theses, books, lectures, illustrations, devices, masks, models, work-in-process, photographs, pictorial, graphical or audiovisual works or sound recordings or video recordings, prints, and deliverables, and any other subject matter which is or may become legally protectable or recognized as a form of property, and all materials contained therein and prepared in connection therewith and/or therefrom, whether in draft or final form (collectively, “Work Product”), which are designed, created, conceived, developed or reduced to practice, writing, or publication by you, either solely or jointly with others, during your employment with the Company, which relate to or are useful in the Company’s business, or which derive in any way from using Company property, shall be considered works made for hire and shall be owned by, and deemed the exclusive property of, the Company. Without in any way limiting the foregoing, and without any further compensation, in the event that it is determined that any Work Product does not qualify as a work made for hire or that it is not otherwise owned by the Company, you agree to assign and do hereby assign to the Company, your right, title, and interest in and to any Work Product, whether now existing or created in the future, that arises from your employment with the Company, or that derives in any way from using Company property. You further agree to execute any additional documents that the Company deems, in its sole discretion, necessary to vest ownership of Work Product with the Company or perfect such intellectual property rights in the United States and any other jurisdiction worldwide.

d.Protection of Information that Belongs to Others. You understand that it is not the intention of the Company to receive or obtain any trade secrets, proprietary information, or other confidential information of others. Accordingly, you agree that you will not disclose or use during or in connection with your employment with the Company any trade secrets, proprietary information, or confidential information to which you may have been exposed or that you may have acquired in connection with your prior employment or engagement as an independent contractor or consultant. Further, you agree that you will not bring the Company any documents or materials in any form containing trade secrets, proprietary information, or confidential information from a prior employer, client, or customer.

7.Post-Employment Restrictive Covenants.

a.Non-Competition. By accepting these Awards, you acknowledge and agree that, as a key executive of the Company, you will receive specialized training and Confidential Information regarding, among other things, the Company’s operations, services, information technology, computer systems, marketing, advertising, e-commerce, interconnected retail, technical, financial, human resources, personnel, staffing, payroll, information about employee compensation and performance, merchandising, pricing, strategic planning, product, vendor, supplier, customer or store planning data, construction, data security information, private brands, supply chain, and/or other business processes, and that you have been and will be provided and entrusted with access to the Company’s customer and employee relationships and goodwill. You further acknowledge that such Confidential Information, including trade secrets and other business processes, are utilized by the Company throughout the entire United States and in other locations in which it conducts business. You further acknowledge and agree that the Company’s Confidential Information, customer, service provider, vendor and employee relationships, and goodwill are valuable assets of the Company and are legitimate business interests that are properly subject to protection through the covenants contained in this Award Agreement. Consequently, you agree that during the Restricted Period you shall not, directly or indirectly, enter into or maintain an employment, contractual or other business relationship, in the United States, Canada, or Mexico, in which you:

(A)own an equity interest in a Competitor greater than one percent (1%) of its outstanding equity;

(B)manage, operate, finance, or control a Competitor; or

(C) provide services or perform duties for a Competitor that

(i) are the same as or similar to the services or job duties you performed for the Company at any point during the two-year period prior to your Termination Date, or

(ii) involve executive, managerial, financial, or other significant leadership responsibilities.

b.Non-Solicitation of Company Employees. You agree that during the Non-Solicitation Period, you will not directly or indirectly, on your own behalf or on behalf of any other entity or person, Solicit in the Territory any person who is, or during the last twelve (12) months of your employment with the Company was, an employee of the Company, with whom you had material contact during your employment, or with respect to whom you obtained or had authorized access to Confidential Information while employed with the Company, to terminate his or her employment or other relationship with the Company, or to refer any such employee to anyone, without the prior written approval from the Executive Vice President - Human Resources. For purposes of this paragraph, “Solicit” shall include any solicitation, enticement, or encouragement whatsoever, regardless of which party initiated the initial contact, as well as any direct or indirect involvement in the recruitment, referral, interviewing, hiring, or setting of the initial terms and conditions of employment.

c.Cooperation. Except as provided in Section 6(b), you agree that you will reasonably cooperate with the Company during and after your employment with the Company in any internal or external investigation or in the defense or prosecution of any threatened, pending, or future claim, dispute, litigation, arbitration, or other legal proceeding (collectively, “claims or actions”) that relates to any events or occurrences that occur or occurred during your employment with the Company or about which you may have knowledge or information by virtue of your employment with the Company. Your reasonable cooperation in connection with claims or actions will include, but not be limited to, participating in conferences with the Company’s outside counsel, members of the Company’s legal department or other Company personnel, participating in interviews, depositions or acting as a witness on behalf of the Company, and responding to any inquiries and providing the Company access to information about claims or actions. Subject to the Company’s prior approval, the Company will reimburse you for reasonable out-of-pocket expenses incurred by you in complying with this Section. You understand that you would not be compensated for the substance of your testimony.

d.Remedies for Breach.

i.Injunctive Relief. You acknowledge and agree that quantifying the damages suffered by the Company for your breach of Section D.6.(a), D.6.(c), D.7.(a), D.7.(b), or D.7.(c), might not be possible or feasible, or provide adequate compensation to the Company at law and that the balance of the hardships tips in favor of enforcing such section(s). You agree that the Company shall be entitled, if any such breach shall occur or be either threatened or attempted, if it so elects, to seek from a court a temporary, preliminary, and permanent injunction, without being required to post a bond, enjoining and restraining such breach or threatened or attempted breach.

ii.Liquidated Damages. Because of the potential difficulty in quantifying damages that the Company may suffer in the event of a breach by you of Section D.6.(a), D.6.(c), D.7.(a), D.7.(b), or D.7.(c) you and the Company agree that it is appropriate to reasonably estimate such damages in advance and set an amount of liquidated damages that you will owe the Company in the event of a breach. Accordingly, after due consideration, you and the Company agree that, if you breach Section D.6.(a), D.6.(c), D.7.(a), D.7.(b), or D.7.(c) you shall pay the Company, upon demand, an amount specified by the Company, up to the sum of the then-current market value of the shares of Common Stock granted under this Award Agreement and the aggregate after-tax proceeds you received upon the sale or other disposition of any shares of Common Stock granted under this Award Agreement.

iii.Other Remedies. In addition to any and all other remedies at law or equity, including monetary damages, liquidated damages, and the return of the consideration under this Award Agreement as restitution, the Company shall be entitled to recover its reasonable attorney fees if it succeeds in obtaining an injunction against you for breach or threatened breach of Section D.6.(a), D.6.(c), D.7.(a), D.7.(b), or D. 7.(c), or otherwise proving in court that you violated any provision of Section D.6.(a), D.6.(c), D.7.(a), D.7.(b), or D. 7.(c).

You acknowledge that the purpose and effect of Section D.7.(a) or D.7.(b) would be frustrated by measuring the duration of the Restricted Period or the Non-Solicitation Period from your Termination Date if you were to fail to honor your obligation(s) until directed to do so by court order. Should legal proceedings be initiated by the Company to enforce Section D.7.(a), Section D.7.(b), or D.7.(c), the commencement of the Restricted Period or the Non-Solicitation Period shall be tolled and extended and will instead begin on the date of the entry of an order granting the Company injunctive, monetary or other relief from your actual or threatened breach of this Agreement.

You further agree to waive and not assert any claim for advancement of legal fees, costs, or expenses pursuant to the Company’s by-laws or based on other authority in the event the Company initiates a legal action against you for violation of Section D.6.(a), D.6.(c), D.7.(a), D.7.(b), or D. 7.(c).

e.Reasonableness of Restrictions. You acknowledge and agree that each of the covenants in this Award Agreement is reasonable, appropriate, and narrowly tailored to protect the Company’s legitimate interests, including but not limited to protecting the Company’s Confidential Information, and that your full compliance with such restrictions will not unduly or unreasonably interfere with your ability to obtain and undertake other gainful future employment. You and the Company acknowledge and agree that there are a number of unique circumstances that provide the Company with protectable interests that justify and necessitate the 24-month Restricted Period in Section E.11 and the 36-month Non-Solicitation Period in Section E.10. As one of the Company’s senior-most officers, you will be involved in developing, and have unique access to, the Company’s Confidential Information, including its plans and strategies for the business, personnel leadership, talent management, and succession. This involvement and access enables you to learn information about the skills, capabilities, strengths, and weaknesses of Company personnel, as well as information about their compensation, bonuses, and performance, and Company plans and strategies for same. In addition, your senior position at the Company provides you with unique and special access to the Company’s non-public business plans, strategies, and methods. Furthermore, your role with the Company enables you to utilize the Company’s goodwill to develop relationships with subordinate employees throughout the Company.

Accordingly, you agree that these and other facts and circumstances associated with your position justify the scope and duration of the restrictions in Sections D.7.(a) and D.7.(b). You further agree that, with respect to the 36-month Non-Solicitation Period in Section D.7.(b), the above facts and circumstances are sufficient to overcome any presumption of unreasonableness under the Georgia Restrictive Covenant Act, O.C.G.A. § 13-8-50 et seq., for restrictions lasting longer than 24 months.

With respect to Section D.7.(a), in the event you wish to enter into any relationship or employment on or before the end of the Restricted Period that would potentially violate the restrictions in Section D.7.(a), you agree to request written permission from the Company’s Executive Vice President, Human Resources before entering any such relationship or employment.  The Company may approve or not approve of the relationship or employment at its absolute discretion.

You and the Company agree that the amounts set forth in Section D.7.(d)(ii) for a breach of Section D.6.(a), D.6.(c), D.7.(a), D.7.(b), or D. 7.(c) shall represent a fair and reasonable measure of the Company's estimated damages for your breach, shall be deemed to have been fully negotiated and established bilaterally by you and the Company through such negotiations, and shall not constitute a penalty.

If you are a practicing lawyer, nothing in Section D.7(a) shall apply in a way that would interfere with or limit your ability to represent any client in the practice of law.

In the event that any or all of the Awards in this Award Agreement are forfeited or fail to vest, regardless of the reason, you and the Company agree that this Award Agreement shall remain supported by adequate consideration for your promises and obligations herein, including those in Section D.6.(a), D.6.(c), D.7.(a), D.7.(b), or D. 7.(c).

f.Reformation, Severability, and “Blue-Penciling.” If any of the provisions of Section D.6.(a), D.6.(c), D.7.(a), D.7.(b), or D. 7.(c) should ever be held by a court of competent jurisdiction to exceed the scope permitted by applicable law, you agree such provision or provisions shall first be modified to such lesser scope as the court may deem just and proper for the reasonable protection of the Company’s legitimate business interests. In the alternative, if modification is not available, you and the Company agree that the court may sever such provision from this Award Agreement and enforce the remaining provisions. If the amounts set forth in Section D.7.(d)(ii) should be deemed for any reason by a court of competent jurisdiction not to constitute a permissible liquidated damage, you and the Company agree that the court may establish a liquidated damage in such lesser amount that is in accordance with applicable law.

8.Severability. If any term, provision, covenant or restriction contained in the Award Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Award Agreement will remain in full force and effect, and will in no way be affected, impaired or invalidated.

9.Controlling Law. This Award will be construed, interpreted and applied in accordance with the law of the State of Georgia, without giving effect to the choice of law provisions thereof. You agree to irrevocably submit any dispute arising out of or relating to this Award to the exclusive jurisdiction of the Atlanta Division of the U.S. District Court for the Northern District of Georgia, or, if federal jurisdiction is not available, the Superior Court of Cobb County, Georgia. You also irrevocably waive, to the fullest extent permitted by applicable law, any objection you may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and you agree to accept service of legal process from the courts of Georgia. You agree to accept service of process by mail or by any other means sufficient to ensure that you receive a copy of the items served.

10.Construction. The Award Agreement and the Plan contain the entire understanding between the parties with respect to this Award. There are no other representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to this Award which are not fully expressed herein.

11.Headings. Section and other headings contained in the Award Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Award Agreement or any provision hereof.

12.Disclaimer of Rights. Nothing contained herein will constitute an obligation for continued employment.

13.Offset. The Company may deduct from amounts otherwise payable under this Award all amounts owed by you to the Company and its affiliates to the maximum extent permitted by applicable law.

14.Terms of Plan. The Award is subject to the terms and conditions set forth in the Plan, which are incorporated into and will be deemed to be a part of this Award Agreement, without regard to whether such terms and conditions (including, for example, provisions relating to certain changes in capitalization of the Company) are otherwise set forth in this Award Agreement. In the event that there is any inconsistency between the provisions of this Award Agreement and of the Plan, the provisions of the Plan will govern.

15.Code Section 409A Compliance. To the extent applicable, it is intended that this Award and the Plan not be subject to, or alternatively comply with, the provisions of Code Section 409A, so that the income inclusion provisions of Code Section 409A(a)(1) do not apply. This Award and the Plan will be interpreted and administered in a manner consistent with this intent, and any provision that would cause the Award or the Plan to fail to satisfy Code Section 409A will have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A and may be made by the Company without your consent).

16.Notice. Any written notice required or permitted by this Award Agreement must be mailed, certified mail (return receipt requested) or hand-delivered, addressed to Company’s Executive Vice President – Human Resources at Company’s corporate headquarters at 2455 Paces Ferry Road, Atlanta, Georgia 30339-4024, or to you at your most recent home address on record with the Company. Notices are effective upon receipt.

E.AWARD DEFINITIONS
As used herein, the following terms will be defined as set forth below:

1.“Board” means the Company’s Board of Directors.

2.“Cause” means a finding by the Company that you have (i) committed any felony or committed a misdemeanor involving theft or moral turpitude, (ii) committed any act or omission that constitutes neglect or misconduct with respect to your employment duties which results in economic harm to the Company, (iii) violated the Company’s code of conduct (including, but not limited to, policies prohibiting sexual harassment, discrimination, workplace violence, or threatened violence), (iv)  violated  any of the Company’s substance abuse, compliance or any other policies applicable to you, which may be in effect at the time of the occurrence, or (v) breached any material provision of any offer letter, award agreement, employment, non-competition, intellectual property or other agreement, in effect at the time of the breach, between you and the Company.

3.“Code” means the Internal Revenue Code of 1986, as amended.

4.“Committee” means the Leadership Development and Compensation Committee of the Board.

5.“Common Stock” means the Company’s $.05 par value common stock.

6.“Competitive Products or Services” means anything of commercial value of the type offered, provided or sold by the Company, in the United States, Canada, or Mexico, within two (2) years prior to your Termination Date and during the Restricted Period, including, without limitation: goods; personal, real, or intangible property; services; financial products; business opportunities or assistance; or any other object or aspect of business conducted or provided by Company.

7.“Competitor” shall mean:

(X) the following companies or entities, including their subsidiaries, affiliates, franchisees, or business units: Lowe’s Companies, Inc.; Amazon.com; Menard, Inc.; Floor & Décor; Canadian Tire; Wayfair; and Walmart Inc.;

(Y)    any company or entity that sells or offers Competitive Products or Services that, in combination with its subsidiaries, affiliates, franchisees, or business units (a) operates more than 100 retail outlets across the United States, Canada, and Mexico or (b) generates more than $500 million in annual revenue; or

(Z)     any company or entity that is formed through, or as a result of, a sale, merger, combination, renaming, restructuring, spin-off, or other corporate transaction involving a business or entity defined in clause (X) or (Y) of this sentence, and which sells Competitive Products or Services.

8.“Confidential Information” means any data or information that belongs and is valuable to the Company and not generally known to competitors of the Company or other outsiders, regardless of whether the Confidential Information is in printed, written or electronic form, retained in your memory or has been compiled or created by you, including but not limited to information related to: operations, services, information technology, computer systems, marketing, advertising, e-commerce, interconnected retail, technical, financial, human resources, personnel, staffing, payroll, information about employee compensation and performance, merchandising, pricing, strategic planning, product, vendor, supplier, customer or store planning data, construction, data security information, private brands, supply chain, or other information similar to the foregoing. For the avoidance of doubt, Confidential Information does not include your general training, knowledge, skill, or experience gained during your employment with the Company.

9.“Disability” means that you have been found to be “Disabled” by the Company’s long-term disability carrier or third-party administrator, or if you are not a participant in the Company’s long-term disability plan, under the criteria used by the Company’s long-term disability plan.

10.“Non-Solicitation Period” shall mean the period during which you are employed with the Company and for a period of thirty-six (36) months following your Termination Date.

11.“Restricted Period” shall mean the period during which you are employed with the Company and for a period of twenty-four (24) months following your Termination Date, regardless of the reason for such termination.

12.“Retirement” means termination of employment, other than for Cause, with the Company on or after your attainment of age 60 and having at least five (5) years of continuous service with the Company.

13.“Retirement Eligibility” means attainment of age 60 and completion of at least five (5) years of continuous service with the Company.

14.“Termination Date” means the date of your termination of employment or separation from employment with the Company, as shown in the Company’s payroll records.

15.“Territory” means the United States.